EXHIBIT 19

INSIDER TRADING POLICY[1]

I.	Introduction

The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws by Servotronics, Inc. and its subsidiaries and all directors, officers and employees thereof, in order to preserve the reputation and integrity of Servotronics, Inc. as well as that of all persons affiliated with it.

II.	Applicability

The Policy is applicable to all directors, officers and employees of Servotronics, Inc. and its subsidiaries (collectively, the “Company”). Questions regarding this Policy should be directed to the Company’s Chief Executive Officer or Chief Financial Officer or such other Company employee designated by the Company’s Board of Directors (each a “Compliance Officer”) or the Company’s outside legal counsel.

III.	Policy

If a director, officer or any employee of the Company or any agent or advisor of the Company has material nonpublic information relating to the Company, it is the Company’s policy that neither that person nor any Related Person (as defined below) may buy or sell securities of the Company (the “Company Securities”) or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to material nonpublic information relating to any other company with publicly traded securities, including our customers or suppliers, obtained in the course of employment by or association with the Company.

To avoid even the appearance of impropriety, additional restrictions on trading Company Securities apply to certain Designated Individuals (as defined below). See Section VI.

IV.	Definitions/Explanations
A.	Who is an “Insider?”

Any person who possesses material nonpublic information is considered an insider as to that information. Insiders include Company directors, officers, employees, independent contractors and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys. The definition of insider is transaction specific; that is, an individual is an insider with respect to each material nonpublic item of which he or she is aware.

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This Policy supersedes any previous policy of the Company concerning insider trading. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by the Company, this Policy shall govern.

Revised March 21, 2024

B.	What is “Material” Information?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, pledge, gift or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Some examples of material information include:

•	Unpublished financial results
•	News of a pending or proposed company transaction
•	Significant changes in corporate objectives
•	Proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, or purchases or sales of substantial assets
•	Changes in dividend policies
•	Financial liquidity problems
•	Significant changes in the Company’s prospects
•	Award or loss of a significant contract

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

C.	What is “Nonpublic” Information?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, The Wall Street Journal, Business Wire or PR Newswire. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to receive, evaluate and react to the information. Generally, one should allow approximately two full trading days following publication as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Company Securities starting on Wednesday of that week, because two

Revised March 21, 2024

full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in Company Securities until Thursday. If the announcement is made on Friday after trading begins, employees may not trade in Company Securities until Wednesday of the following week.

D.	Who is a “Related Person?”

For purposes of this Policy, a Related Person includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; and estates of which you are an executor. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See Section V.D. below for a discussion on the prohibition on “tipping.”

V.	Guidelines
A.	Non-disclosure of Material Nonpublic Information

Material nonpublic information must not be disclosed to anyone, except the persons within the Company or third party agents of the Company (such as investment banking advisors, auditors or outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Company.

B.	Prohibited Trading in Company Securities

No person may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. There are no exceptions to this Policy, except as specifically noted below. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

C.	Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an insider should carefully consider how his or her transaction may be construed in the bright light of hindsight. Again, in the event of any questions or uncertainties about the Policy, please consult one of the Company’s Compliance Officers.

D.	“Tipping” Information to Others

Insiders may be liable for communicating or tipping material nonpublic information to any third party (“tippee”), not limited to just Related Persons. Further, insider

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trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material nonpublic information tipped to them and individuals who trade on material nonpublic information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.	Avoid Speculation

Directors, officers and general managers, and their Related Persons may not trade in options, warrants, puts and calls or similar instruments on Company Securities or sell Company Securities “short.” Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or general manager in conflict with the best interests of the Company and its shareholders. Anyone may, of course, exercise options granted to them by the Company and, subject to the restrictions discussed in this Policy and other applicable Company policies, sell shares acquired through exercise of options.

F.	Trading in Other Securities

No director, officer or other employee of the Company may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another corporation if the person learns of material nonpublic information about the other corporation in the course of his/her employment with the Company. Individuals should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

VI.	Additional Restrictions and Requirements for Designated Individuals
A.	Trading Window

In addition to being subject to all of the other limitations in this Policy, directors, executive officers (which, for the purposes of this Policy, has the same meaning as the term “officer” under Section 16 of the Securities Exchange Act of 1934, as amended) and the employees holding the positions listed on Appendix A (collectively, the “Designated Individuals”) may only buy or sell Company Securities in the public market during the period beginning two trading days after the public announcement of the Company quarterly earnings and ending on the last day of the following quarter. For example, if the financial results for the Company’s first quarter ended March 31 are publicly announced after the close of trading on Friday, May 11, the so-called “trading window” during which a Designated Individual could trade, subject to other limitations in this Policy, would commence on Wednesday, May 16 and

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end on June 30. Because the Designated Individuals are especially likely to receive regular nonpublic information regarding the Company’s operations, limiting trading to this “window period” helps ensure that trading is not based on material information that is not available to the public.

B.	Pre-Clearance

Designated Individuals of the Company must obtain prior clearance from one of the Company’s Compliance Officers before he, she or a Related Person makes any purchases or sales of Company Securities.

This pre-clearance requirement is designed as a means of enforcing the policies specified above. Specifically:

•Any proposed transaction, including a proposed gift of Company Securities, (unless otherwise specified) should be submitted to a Compliance Officer at least two full trading days in advance of the proposed transaction.

•Before any trade, a Compliance Officer must confirm to you by email that the window period is open and will remain open for the period during which the trade or other proposed transaction is expected to occur.

•Any confirmation must not have been revoked by oral or email notice from a Compliance Officer.

•Pre-cleared trades must be completed within two full trading days of receipt of pre-clearance unless an exception is granted by a Compliance Officer. Transactions not completed within the time limit are subject to pre-clearance again.

•You need to receive a new email confirmation that the window period is open before each trade, whether or not confirmation has been given for a prior trade during that window period.

•The Compliance Officers are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If you seek pre-clearance and permission to engage in the transaction is denied, you should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

•You are responsible for ensuring that you do not have material nonpublic information about the Company before engaging in a transaction and that you comply with any and all other legal obligations. Therefore, when a request for pre-clearance is made, you should carefully consider whether you are aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officers. If you are subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), you should also consider whether you have effected any non-exempt transactions within the past six months or otherwise that must be reported on an appropriate Form 4 or Form 5. In

Revised March 21, 2024

addition, you should be prepared to comply with Rule 144 under the Securities Act of 1933 and requirements to file Form 144.

•A Compliance Officer may not trade or engage in any other transaction in our securities unless another Compliance Officer has approved the trade or transaction in accordance with this Policy’s procedures.

A Compliance Officer’s approval of a transaction submitted for preclearance does not constitute legal advice, does not constitute confirmation that you do not possess material nonpublic information and does not relieve you of any of your legal obligations.

A decision made in good faith by a Compliance Officer to deny a trade or other transaction shall be final and binding on the Designated Individual, and, as stated above, should not be disclosed by the Designated Individual to any other person, other than his attorney and stockbroker or investment adviser, who shall likewise keep the denial confidential.

VII.	Prohibited Transactions

Certain types of transactions increase the Company’s exposure to legal risks and may create the appearance of improper or inappropriate conduct. Therefore, Designated Individuals may not engage in any of the following transactions, even if they do not possess material nonpublic information:

A.	Short Sales of Stock.

“Short” sales of stock are transactions where you borrow stock, sell it, and then buy stock at a later date to replace the borrowed shares. Short sales generally evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of our securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. These also include hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that involve the establishment of a short position. See “Hedging transactions” below for more information.

B.	Publicly traded options.

A put is an option or right to sell a specific stock at a specific price before a set date, and a call is an option or right to buy a specific stock at a specific price before a set date. Generally, call options are purchased when one believes that the price of a stock will rise, whereas put options are purchased when one believes that the price of a stock will fall. Because publicly traded options have a relatively short term, transactions in options may create the appearance that trading is based on material nonpublic information. Further, such transactions may indicate a preference for short-term performance at the expense of the Company’s long-term objectives. Accordingly, any transactions in put options, call options or other derivative securities are prohibited by this Policy.

Revised March 21, 2024

C.	Hedging transactions.

Designated Individuals are prohibited from engaging in hedging and monetization transactions. Hedging or monetization transactions can be accomplished through the use of various financial instruments, including prepaid variable forwards, equity swaps, collars and exchange funds. These transactions may permit continued ownership of Company Securities obtained through employee benefit plans or otherwise without the full risks and rewards of ownership. When that occurs, a person entering into this type of transaction may no longer have the same objectives as the Company’s other shareholders.

D.	Margin accounts and pledged securities.

Securities held in a margin account or pledged as collateral can be sold without your consent in certain circumstances. This means that a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information. Consequently, Designated Individuals may not hold Company Securities in a margin account or pledge Company Securities as collateral for a loan.

VIII.	Limited Transactions

Additional types of transactions are severely limited because they can raise similar issues:

A.	Standing and limit orders.

The Company discourages placing standing or limit orders on Company Securities. Standing and limit orders are orders placed with a broker to sell or purchase stock at a specified price. Similar to the use of margin accounts, these transactions create heightened risks for insider trading violations. Because there is no control over the timing of purchases or sales that result from standing instructions to a broker, a transaction could be executed when persons subject to this Policy are in possession of material nonpublic information. Unless standing and limit orders are submitted under approved Rule 10b5-1 plans, discussed in Section X.A. below, if you determine that you must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the trading restrictions and procedures outlined in this Policy.

If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment adviser not to trade in Company Securities at any time and minimize trading in securities of companies in our industry. This restriction does not apply to investments in publicly available mutual funds.

IX.	Special Types of Permitted Transactions

There are limited situations in which you may buy or sell Company Securities without restriction under this Policy. Unless otherwise noted below, you may:

Revised March 21, 2024

•allow for the vesting of restricted stock granted by the Company’s Board of Directors;

•exercise a tax withholding right with respect to restricted stock or other equity incentive awards pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon vesting (but this does not include market sales of stock);

•buy or sell our securities pursuant to a Rule 10b5-1 trading program, as described in Section X.A. below; and

•make bona fide gifts. However, if you (1) have reason to believe that the recipient intends to sell our securities immediately or while you are aware of material nonpublic information, or (2) are subject to the pre-clearance procedures specified in Section VI above and the sale by the recipient of our securities occurs during a blackout period, then the transaction is subject to this Policy.

X.	Additional Guidelines and Related Requirements
A.	Rule 10b5-1 trading plans.

The trading restrictions under this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Exchange Act (an “Approved 10b5-1 Plan”) that meet the following requirements:

(i)it has been reviewed and approved by a Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by a Compliance Officer at least five days in advance of being entered into);

(ii)it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Designated Individual. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results for the quarter in which the 10b5-1 plan was adopted. For all other Designated Individuals, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii)it is entered into in good faith by the Designated Individual, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Designated Individual is not in possession of material nonpublic information about the Company; and, if the Designated Individual is a director or officer, the 10b5-1 plan must include representations by the Designated Individual certifying to that effect;

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(iv)it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Designated Individual, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v)it is the only outstanding Approved 10b5-1 Plan entered into by the Designated Individual (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact a Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of a Compliance Officer as described above.

B.	Reports of purchases and sales; Short-Swing Profits.

If you are a director, an executive officer, or another reporting person under Section 16 of the Exchange Act, keep in mind the various restrictions on securities trading imposed under Section 16 of the Exchange Act and the applicable reporting requirements of the SEC, including the recoupment provisions in Section 16(b) related to short-swing profits (gain or loss avoided from purchase and sale, or sale and purchase transactions within a six month period). Also, remember that you must immediately report to a Compliance Officer all transactions made in our securities by you, any family members, and any entities that you control subject to this Policy. The Company requires same-day reporting due to SEC requirements that certain insider reports (Form 4) be filed with the SEC by the second day after the date on which a reportable transaction occurs. If you have any questions regarding any of these restrictions or reporting requirements, you are encouraged to check with a Compliance Officer or your own legal counsel prior to undertaking any trades or other transactions in Company Securities.

C.	Reports of unauthorized trading or disclosure.

If you have supervisory authority over any of our personnel, you must immediately report to a Compliance Officer any trading in Company Securities by our personnel and any disclosure of material nonpublic information by our personnel if you have reason to believe that such trade or disclosure may violate this Policy, the Company’s Regulation FD Corporate Communications Policy or applicable securities laws. Because the SEC can seek civil penalties against the Company and its directors, officers and supervisory personnel for failing to take appropriate steps to prevent illegal trading, the Company should be made aware of any suspected violations as early as possible.

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Appendix A

Designated Individuals

1.	Corporate Controller
2.	Finance Director
3.	Sales & Marketing Director
4.	Director of Human Resources
5.	Any other employee(s) that the Company may designate from time to time because of their position, responsibilities or their actual or potential access to material information

A-1

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